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                                                                   EXHIBIT 10.18

                          UNITED INVESTORS REALTY TRUST
                                 5847 San Felipe
                                    Suite 850
                              Houston, Texas 77057


                                                               November 25, 1997


                                                           By Fax (813) 725-2689

Town 'N Country Plaza of Tampa, Limited
         &
Trustee James H. Shimberg
         on behalf of Landowner
c/o Stuart S. Golding Company
27001 US Highway 19 North
Suite 2095
Clearwater, Florida 34621

         Re:      Town 'N Country Shopping Center (the "Property")

Gentlemen:

         While reviewing our October 15, 1997 letter agreement (the "Agreement") for purposes of amending our S-11 Registration Statement and referencing the Agreement, therein, it occurs to me that Paragraph 4 is somewhat open-ended with regard to timing. I trust that each of the three of you understands that UIRT has not promised to maintain an Advisory Board forever; nor has UIRT promised to grant, for an unlimited number of years, options covering 1,000 shares of common stock per year to the three of you as a group.

         We do not have an agenda with regard to the life of the Advisory Board. Although the first year will be experimental, I hope that it will serve the needs of UIRT and that UIRT's Board of Trust Managers will continue it from year to year. Similarly, no options will be granted annually to anyone who is not serving on the Advisory Board (or in your situation, as part of the "Group"). Thus, if the Advisory Board is discontinued after the first year or if you as a Group decide that you no longer wish to participate, or if the Board of Trust Managers, in its infinite wisdom (as only such Boards can have) that the Group should no longer serve on the Advisory Board, then in any of such events, no additional options will be granted to the Group. In any of such events however, it seems to me that any options that have already been granted and are not yet vested, should vest immediately and that you should have a period of ninety days thereafter in which to exercise all vested options. The foregoing is not intended to abrogate any rights granted in the Agreement with respect to a merger or similar event in which UIRT is not the surviving entity.

         Please forgive me for not focusing on these issues earlier. I trust that the forgoing will not cause anyone any heartburn, but if you thing that I am being unreasonable, please call me direct. Assuming that you are in agreement with the foregoing, this letter will constitute an amendment to the Agreement.



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Accordingly, will you please indicate your approval in the space provided hereinbelow and return a faxed copy to me at (214) 360-3696. Your early attention to this will be greatly appreciated as a description of the Agreement is going into the amended S-11 Registration Statement.

                                                   Very truly yours,



                                                   /s/ Lewis H. Sandler

                                                   Lewis H. Sandler
                                                   President and CEO

Approved:

Town 'N Country Plaza of Tampa, Limited
By: Town 'N Country Park, Inc.
         its general partner


By: /s/ James H. Shimberg                               Date:    11/26/97
   ----------------------------------                        -------------------

PSK Associates, Limited Partnership
         its general partner
By: Stuart S. Golding Company
         as agent



By:/s/ David J. Scher                                   Date:    11/26/97
   ----------------------------------                        -------------------


James H. Shimberg as Trustee for fee landowners



By:/s/ James H. Shimberg                                Date:    11/26/97
   ----------------------------------                        -------------------


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                          UNITED INVESTORS REALTY TRUST
                                 5847 SAN FELIPE
                                    SUITE 850
                              HOUSTON, TEXAS 77057

                                                                OCTOBER 15, 1997

                                                          BY FAX: (813) 725-2689

Town N Country Plaza of Tampa, Limited
         &
Trustee, James H. Shimberg
         on Behalf of Landowner
c/o Stuart S. Golding Company
27001 US Highway 19 North
Suite 2095
Clearwater, Florida 34621

         Re: Town 'N Country Shopping (the "Property")

Gentlemen:

         Confirming our telephone conversations regarding the above-referenced Property, you (as "Seller") have agreed to grant to United Investors Realty Trust ("UIRT") and UIRT has agreed to acquire from Seller, an option (the "Option") to purchase the fee estate and 100% of the groundlessee's estate in the Property, on the terms and conditions set forth below. As consideration for the Seller's granting of the Option, UIRT shall remit to Seller within five (5) business days after receipt by UIRT of a fully executed duplicate original of this letter agreement, the sum of five thousand dollars ($5,000), which sum (the "Option Payment") shall be deemed earned by Seller upon receipt, but which Option Payment shall be credited against the Purchase Price (defined below) in the event that UIRT timely exercises the Option.

         We have agreed that the current market value of the Property, including the fee simple estate and the groundlease, is $4,918,000. If UIRT exercises its option, it will purchase (i) the fee simple estate, subject to the groundlease, but free and clear of any liens or mortgages, for a price of $250,000, all cash, and (ii) the groundlessee's estate, free and clear of any liens or mortgages, for a price of $4,668,000, all cash (collectively, the payments of (i) and (ii) which aggregate the sum of $4,918,000, are hereinafter sometimes referred to as the "Purchase Price" ). The Option may be exercised at any time on or after January 1, 1998, but before July 1, 1998, upon fifteen (15) days' prior written notice.

         UIRT hereby agrees that the Property may be subjected to a five (5) year first mortgage loan (the "Loan") in the maximum principal amount of $2,500,000. The interest rate on the Loan shall not exceed 8.25% per annum. The Loan may be amortized over a term of not less than 20 years and must be prepayable at any time without premium, penalty or cost to UIRT. Assuming a $2,500,000 first mortgage on the Property, upon exercise of the Option, UIRT will pay Seller the sum of $2,418,000, all cash, for the Property, including the fee and groundlessee estates. Closing adjustments will take into account any reduction in the outstanding principal balance of the mortgage (i.e., the cash portion of the Purchase Price will be increased by any reduction in the principal balance outstanding on the Loan.)


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         Purchase Price will also be adjusted by various closing adjustments including, but not limited to pro-rations for rent, expenses, annualized CAM and other expense recoveries, (the tax and/or insurance recoveries may have to be pro-rated post closing as to some of the tenants), percentage rents based on the percentage rent payable during the current lease year for each tenant (this may be a post-closing pro-rata adjustment), tax and insurance deposits, if any, that are held by the mortgagee and assignable and assigned to UIRT at Closing, security deposits, rent concessions and persistent delinquencies, as well as other pro-rations typically made in the Tampa area with respect to transactions of a similar nature to the one contemplated herein. The Seller will pay for title abstract charges and a title insurance policy in the amount of the Purchase Price (as adjusted), a current (within 30 days of the date of a binding purchase contract) survey, and ADA report, as well as transfer taxes or deed stamps and any mortgagee consent or assumption fees or related costs and any documentary stamps incurred in connection with the assumption (if required by the mortgagee) of the mortgage. UIRT will be responsible for any costs incurred with respect to an engineering study (or update), environmental study report (or update), audit fees (for the S-11), and recording charges for the deeds and recording charges for any mortgage assumption agreement. Each party will pay for its own legal fees and will share in any purchase contract escrow fees. UIRT will front the cost of the current survey (or survey updates), but the Seller will reimburse UIRT for this cost at Closing, provided, however, that if Seller obtains a survey in connection with its anticipated Loan on Town 'n Country, UIRT will only be required to front the cost of the survey update for this Property. UIRT would like the Seller to order such surveys or survey updates so that we can take advantage of your local knowledge and expertise.

         2. If any lease is replaced prior to Closing, we will adjust the current market value (and Purchase Price) to reflect the replacement. Similarly, if there is any rent concession (including base rent, CAM, real estate tax and/or insurance premium reimbursement) the projected extension thereof beyond the Closing Date will be a closing adjustment. Along the same lines, in the event of any persistent delinquency (i.e., where a tenant is delinquent for two consecutive months immediately prior to Closing or for any three months out of the last twelve months immediately prior to Closing), there will be an equitable adjustment to the Purchase Price (or the Seller may master-lease or otherwise guaranty the rent payments for the duration of the lease term).

         3. UIRT will not exercise the Option unless it has completed, by February 15, 1998, its initial public offering of approximately $80,000,000.

         4. Considering our anticipation of an ongoing relationship between the parties, we welcome your suggestion that you have some input into the substantive issues that UIRT will face after the IPO. In this regard, you had suggested that you have some Board representation. Because of the inherent conflict of interest that this poses, not to mention the example to other prospective sellers that this poses, we propose to give the three of you (David
J. Scher, Loren M. Pollack and James H. Shimberg) as a group (the "Group") a seat on UIRT's Advisory Board which UIRT is forming. The Advisory Board will participate in all meetings, but its members will have no vote. You could rotate, internally, the membership on this Board on an annual basis. UIRT will grant to the Seller, options to purchase an aggregate of 3,000 shares of UIRT common stock at the IPO price. These options will vest over a three year period (so long as the Group, or any one of you, is on the Advisory Board) Each of you will be entitled to exercise options for 333 shares per year commencing January 1, 1999. Thereafter, commencing January 1, 2002, 1,000 options per year will be granted to the three of you as a group (to be allocated among you as you shall direct) at an exercise price equal to the market price of UIRT's common stock on the date of the grant. In the event of a merger or similar event pursuant to which UIRT


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is not the surviving entity, all outstanding options will be deemed vested and
UIRT will purchase them at a price equal to the excess of the market price of the shares immediately preceding the merger or similar event and the option exercise price. UIRT will expect one member of your Group to attend all meetings of the Trust Managers and will reimburse such member of the Advisory Board for his or her expenses incurred in attending such meetings. If more than one of your Group wishes to attend a Board Meeting, that will be fine, although only one of you will be reimbursed. Although, an Advisory Board member will have no vote, such member will not be subject to election by the shareholders. The Advisory Board members will be appointed by the Trust Managers. I think that with respect to our anticipated purchase of other properties owned by you and the possibility of joint venture development with you, it is important that we avoid any conflicts of interest, especially in the initial years of our public format. Hopefully, the Advisory Board will serve our respective needs and desires.

         5. We understand that you own or control a number of additional shopping centers in the central Florida area that you may have an interest in either selling or exchanging for OP Units. We will be more than happy to explore this with you after the completion of our IPO. Should we agree on a purchase price for any or all of these properties, and you wish to exchange them for OP Units, we will do so at a discount off of the UIRT market price of $0.25 per share. In order to avoid any perception of manipulation, we propose to use the average market price of the UIRT common stock for the 30 trading days immediately prior to the acquisition.

         6. With respect to the Twelve Oaks Shopping Center, I understand that you have temporarily withdrawn this property from consideration for sale pending your ability to find a replacement tenant for the Craft Depot lease. We respect your decision on this maker and wish you Godspeed. When you have a new tenant in place, we will be happy to revisit the acquisition of this center and the price that we will be willing to pay for it. Should we go forward with this center. we will also grant to your group an option for an additional 3,000 shares of UIRT common stock. The option exercise price will be tied to the market price of the stock at the time of the grant.

         7. Upon timely remittance of the Option Payment, UIRT may conduct its due diligence investigation of the Property. In connection therewith, UIRT may inspect and make copies of Seller's books and records in so far as they pertain to the operation and maintenance of the Property for the years 1994, 1995 and 1996 and year-to-date 1997. UIRT may also make, or cause its agents to make, physical inspections of the Property. Seller shall remit to UIRT monthly a current rent roll for the Property and agrees to keep UIRT informed on a current basis regarding any new, modified, or canceled leases and rent concessions and maintenance and capital expenditures.

         Thanks again to each of you for your cooperation in this maker.

                                                     Sincerely,

                                                     /s/ Lewis H. Sandler

                                                     Lewis H. Sandler
                                                     President and CEO



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Approved:

Town 'N Country Plaza of Tampa, Limited
By: Town 'N Country Park, Inc.
         its general partner


By: /s/ James H. Shimberg                               Date:         10/23/97
   -------------------------------                           -------------------


PSK Associates, Limited Partnership
         its general partner
By: Stuart S. Golding Company
         as agent



By:/s/ David J. Scher                                   Date:         10/23/97
   -------------------------------                           -------------------
Name:    David J. Scher
     -----------------------------                           -------------------
Title:   as Agent
      ----------------------------                           -------------------

James H. Shimberg as Trustee for fee landowners



By:/s/ James H. Shimberg                                Date:        10/23/97
   -------------------------------                           -------------------
Name:    James H. Shimberg
      ----------------------------                           -------------------
Title:   Trustee
      ----------------------------                           -------------------

cc:      Rob Scharar
         Randy Keith
         Dan Jones


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